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                                  Exhibit 23.1


To the Board of Directors
Glamis Gold Ltd.:

We consent to incorporation by reference in the registration statement on Form S-8 of Glamis Gold Ltd. of our report dated February 18, 1999, except as to note 16, which is as of February 26, 1999, relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 1998 and 1997, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years ended December 31, 1998, 1997, and 1996, which report appears in the December 31, 1998 annual report on Form 10-K of Glamis Gold Ltd.



Signed: "KPMG LLP"
Chartered Accountants

Vancouver,  Canada
March 23, 1999